Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by ReNew Energy Global plc of the Registration Statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ReNew Energy Global plc. in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Date: 27.5.2021

Name:	Michael Bruun

Signature:	/s/ Michael Bruun